Exhibit 10.25d
Estee Lauder Inc.
767 Fifth Avenue
New York, NY 10153

Effective as of July 1, 2024

Aerin Lauder Zinterhofer
c/o Aerin LLC
595 Madison Avenue
5th Floor
New York, NY 10022

    Re: Creative Consultant Agreement

Dear Ms. Lauder:
    This letter, when signed by the respective parties, will constitute an amendment (“Fourth Amendment”) to the agreement dated April 6, 2011 (“Agreement”), as amended, between Estée Lauder, Inc. (“Estée Lauder”) and Aerin Lauder Zinterhofer. Capitalized terms used and not otherwise defined herein have the meanings assigned to such terms in the Agreement.
    1. Amendments. In consideration of the premises and of the mutual covenants and agreements herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
a. Section 1. “Scope of Work” of the Agreement is hereby amended by replacing your title, Style and Image Director, with “Style & Design Director, Estée Lauder Re-Nutriv.”

b. Section 2.A. “Term” of the Agreement is hereby amended by amending the second sentence to:

“The Term is comprised of the First Period through and including the Seventeenth Period.”

c. Section 2.A. “Term” of the Agreement is hereby amended by inserting the following before the last sentence:

The “Fifteenth Period” shall commence on July 1, 2024 and shall end on June 30, 2025. The “Sixteenth Period” shall commence on July 1, 2025, and shall end on June 30, 2026. The “Seventeenth Period” shall commence on July 1, 2026, and shall end on June 30, 2027.

d. Section 2.A “Term” of the Agreement is hereby amended by replacing the last parenthetical with the following: “(The First Period through and including the Seventeenth Period shall individually be referred to hereinafter as a “Contract Year.”).”

e. Section 2.B. “Term” of the Agreement is hereby amended by replacing the end of Term date of “June 30, 2024” with “June 30, 2027.”

f. Section 7.A “Fees and Expenses” of the Agreement is hereby amended by adding the following sentence to the end of Section 7.A.:

“The parties agree that for the Fifteenth Period, the Fee shall be Six Hundred and Eighty Thousand Dollars ($680,000); for the Sixteenth Period, the Fee shall be Six Hundred and Eighty Thousand Dollars ($680,000); and for the Seventeenth Period, the Fee shall be Six Hundred and Eighty Thousand Dollars ($680,000).”
2. Counterparts. This Amendment may be executed in multiple counterparts and by facsimile, each of which, when executed and delivered to the other party, shall be deemed an original and all of which together shall be deemed one and the same instrument.

3. Agreement. Except as specifically amended herein, the Agreement shall remain in full force and effect.
Please confirm you acceptance of the foregoing by signing where indicated below and returning a signed copy of this letter to us.
                    Very truly yours,

                    Estee Lauder Inc.

By:	/s/ Stephane De la faverie
Name:	Stephane De la faverie
Title:	Executive Group President ELC

ACCEPTED AND AGREED TO:
This 11 Day of June, 2024

/s/Aerin Lauder Zinterhofer
Name: Aerin Lauder Zinterhofer
Title: